Exhibit 99

[FIRST PLACE FINANCIAL LOGO]

For Immediate Release	For Further Information:
Joseph Noss, Vice President, Marketing
(330) 726-4600 Ext. 1137

First Place Announces the Addition of

Loan Production Offices in Cincinnati and Toledo.

Warren, Ohio May 8, 2003 – (NASDAQ:FPFC) – First Place Financial Corp. announces the addition of mortgage loan production offices in Cincinnati and Toledo as well as the addition of two mortgage officers in Summit County to First Place Bank.

Currently, First Place Bank has loan production offices in Mahoning, Trumbull, Portage, Columbiana and Summit counties and the communities of North Olmsted, Solon, Newark, Mount Vernon and Dayton. First Place Bank, chief subsidiary of First Place Financial Corp., is anticipated to originate approximately $1 billion in mortgage loans for the 2003 fiscal year.

“We are very excited about entering these new markets and adding 11 seasoned mortgage specialists who originated over $200 million in loans last year. These new operations will likely add between 15 and 20 percent to our annual mortgage loan production,” said Steven R. Lewis, President and CEO of First Place Financial Corp.

First Place Financial Corp. is a $1.5 billion financial service holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 24 retail locations and 12 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks, LLC and APB Financial Group, Ltd., specialists in wealth management services for businesses and consumers.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.